Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-11

Source Agriventures Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.00001 per share	(1)	457(o)		$	$15,000,000.00	0.0001381	$2,071.50

Total Offering Amounts:							$15,000,000.00		2,071.50
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$2,071.50

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Offering Note(s)

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the "Securities Act").

Calculated pursuant to Rule 457(o) under the Securities Act based on an estimate of the proposed maximum aggregate offering price.

Includes up to an additional 15% of the aggregate offering price to cover a 30-day option granted to the underwriters to purchase additional shares of our common stock to cover over-allotments, ifany.